Exhibit 99.1

April 3, 2019: 08:30 AM EST

Air Industries Group Announces Major Awards Totaling over $6.6 million in March 2019. Total Bookings of New Business for the Three Months ended March 31, 2019 were approximately $ 19.9 million, an Increase of 141% over 2018

Hauppauge, NY -- (Globe Newswire) – April 3, 2019 – Air Industries Group (NYSE AMEX: AIRI) Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors is pleased to announce that it has received additional awards for its Complex Machining and Turbine Engine Components business segments.

Total bookings of new business for the three months ended March 31, 2019 were approximately $ 19.9 million. This is an increase of approximately $ 8.3 million or 141% higher than in the first quarter of 2018.

For the month of March 2019, Air Industries Machining Company (“AIM”) in our Complex Machining Segment, received awards totaling approximately $ 4.8 million, including an award for $ 4.2 million for “Mixers” the primary flight control mechanism for the BlackHawk UH-60 helicopter. Air Industries has been the primary source for this product for decades. This new order is strong evidence of a rebound in military demand for after-market aircraft parts.

Sterling Engineering Corporation, (“Sterling”) our Turbine Engine Component segment, received several awards in March including approximately $ 1.2 million for jet engine components for the Geared Turbo-Fan, the PW 4000, and tooling for a development project. Sterling also received several orders for both aviation and ground-power turbines.

Mr. Lou Melluzzo, CEO of Air Industries commented: “The Mixer order is a very strong indicator that the Department of Defense’s goal of increasing military readiness is finally resulting in actual orders for product. Air Industries has produced this important flight control for the BlackHawk for many years. Our production rate had fallen by 75% in recent years and has rebounded in late 2018 and the first quarter of 2019. This order will help maintain production at historical levels and perhaps increase it.

The contracts awarded to Sterling in March are for the most part, legacy parts that Sterling has produced for years. The magnitude of the contracts are significant. The total of $ 1.8 million represents approximately 36% of Sterling’s revenue for all of 2018. Our plan was for Sterling to increase revenue significantly in 2019. These awards make that objective more obtainable.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of complex machined products including landing gear, flight control, and jet turbine components for leading aerospace and defense prime contractors.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com